Exhibit 10.1

LEASE

by and between

BMR-ROGERS STREET LLC,

a Delaware limited liability company

and

IDENIX PHARMACEUTICALS, INC.,

a Delaware corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of this 25th day of September, 2012 (the “Execution Date”), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”), and IDENIX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, pursuant to that certain ground lease dated as of March 30, 1999, by and among MBA-Rogers Street LLC (“Ground Lessor,” as successor-in-interest to O&T Realty, LLC, and MBA-Cambridge, LLC (collectively, “Initial Ground Lessor”)), as landlord, and Rogers Street, LLC, a Delaware limited liability company (“Initial Ground Lessee”), as tenant, as such ground lease has been amended by that certain letter agreement dated as of July 29, 1999, between Initial Ground Lessor and Initial Ground Lessee, and that certain Agreement Regarding Arbitration and Lease Amendments dated as of December 15, 1999, by and between Initial Ground Lessor and Initial Ground Lessee, and as such ground lease has been assigned pursuant to that certain Assignment and Assumption of Ground Lease dated as of April 4, 2007, by and between Initial Ground Lessee and Landlord (such ground lease, as so amended and assigned, being referred to herein as the “Ground Lease”), Landlord leases certain real property described on Exhibit A attached hereto (the “Property”) and the improvements thereon located at 320 Bent Street, 301 Binney Street and 157 Sixth Street in Cambridge, Massachusetts, including the buildings located thereon. The Property consists of the parcel (the “Bent Property”) underlying the building at 320 Bent Street in Cambridge, Massachusetts (the “Bent Building”) and the parcel (the “Binney Property”) underlying the buildings at 301 Binney Street in Cambridge, Massachusetts (the “Binney Building”) and 157 Sixth Street (together with the Binney Building, the “Binney Buildings” and, together with the Bent Building, the “Buildings”);

B. WHEREAS, Tenant currently leases certain premises located at 60 Hampshire Street, Cambridge, Massachusetts (the “Hampshire Premises”), owned by BMR-Hampshire LLC, an affiliate of Landlord (“Hampshire Landlord”), pursuant to that certain Amended and Restated Lease dated as of October 28, 2003, as amended by that certain First Amendment to Lease dated as of March 15, 2007 (collectively, and as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time, the “Hampshire Lease”), by and between Hampshire Landlord and Tenant;

C. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) consisting of the entire fourth (4th) floor and a portion of the basement level and first (1st) floor located in the Bent Building, pursuant to the terms and conditions of this Lease, as detailed below; and

D. WHEREAS, in connection with the execution of this Lease, Landlord shall cause Hampshire Landlord to enter into a lease termination agreement (the “Hampshire Lease Termination Agreement”) to terminate the Hampshire Lease effective thirty (30) days after the Phase 1 Commencement Date (as defined below).

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.

1.1. Effective on the Phase 1 Commencement Date, the Phase 2 Commencement Date and the Phase 3 Commencement Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Phase 1 Premises, the Phase 2 Premises and Phase 3 Premises, respectively, including exclusive shafts, cable runs, and mechanical spaces, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses. The Bent Property and all landscaping, private drives and other improvements and appurtenances related thereto, including the Bent Building and the underground tunnel (the “Tunnel”) that provides pedestrian access from the Bent Building to the parking garage located at the base of the Binney Building (the “Garage”), are hereinafter collectively referred to as the “Bent Project.” All portions of the Bent Project that are for the non-exclusive use of tenants of the Bent Building generally, including driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and public lobbies, are hereinafter referred to as “Common Area.” The Binney Property and all landscaping, private drives and other improvements and appurtenances related thereto, including the Binney Buildings, are hereinafter collectively referred to as the “Binney Project.” The Bent Project and the Binney Project are hereinafter collectively referred to as the “Project.”

1.2. Upon the Phase 1 Commencement Date, the Premises shall initially contain approximately forty thousand six hundred seventy-six (40,676) square feet of Rentable Area on the fourth (4th) floor of the Bent Building, including exclusive shafts, cable runs, mechanical spaces and rooftop areas, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses (“Phase 1 Premises”), as shown on Exhibit B-1 attached hereto. Upon the Phase 2 Commencement Date, the Rentable Area shall be increased by one hundred forty-six (146) square feet of Rentable Area on the penthouse level of the Bent Building, including exclusive shafts, cable runs, and mechanical spaces, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses for a total of forty thousand eight hundred twenty-two (40,822) square feet of Rentable Area (“Phase 2 Premises”), as shown on Exhibit B-2 attached hereto. Upon the Phase 3 Commencement Date, the Rentable Area shall be increased by Five Thousand Five Hundred Ninety-Six (5,596) square feet of Rentable Area on the first (1st) floor of the Bent Building, including exclusive shafts, cable runs, mechanical spaces and rooftop areas, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses for a total of forty-six thousand four hundred eighteen (46,418) square feet of Rentable Area (“Phase 3 Premises”), as shown on Exhibit B-2 attached hereto. The term “Phase” shall mean and refer to each of the Phase 1 Premises, Phase 2 Premises and Phase 3 Premises. Both the Phase 2 Premises and Phase 3 Premises are shown on Exhibit B-2 attached hereto. Effective upon the Phase 1 Commencement Date, the Phase 2 Commencement Date and the Phase 3 Commencement Date, respectively, the “Premises” shall be deemed to contain such additional Phase, and Base Rent and Tenant’s Pro Rata Share shall be increased accordingly.

1.3. Landlord shall have the right at any time after the fourth (4th) anniversary of the Phase 1 Commencement Date, upon providing Tenant not less than twelve (12) months’ prior written notice (a “Relocation Notice”), to provide Tenant with space elsewhere in the Project or any of the buildings in the East Cambridge area owned by Landlord or an affiliate of Landlord (“Landlord’s Affiliate”), which space, in Tenant’s reasonable opinion (a) is substantially the same size as the Premises, (b) has substantially the same layout as the Premises and (c) has substantially the same quality of improvements and finishes as the Premises (the “Relocation Space”) and to remove Tenant from the Premises and place Tenant in the Relocation Space. Tenant shall have ten (10) days to accept or reject in writing the Relocation Notice. If Tenant fails to timely reject a Relocation Notice, then Tenant shall be deemed to have accepted such relocation proposal.

1.4. In the event Tenant accepts the Relocation Notice and is relocated to the Relocation Space, Landlord shall pay all reasonable and customary costs and expenses related thereto. If Landlord moves Tenant to a Relocation Space within the Bent Project, this Lease and each and all of its terms, covenants and conditions shall remain in full force and effect and be deemed applicable to such new space, and such new Relocation Space shall thereafter be deemed to be the “Premises,” and Landlord and Tenant shall use commercially reasonable efforts to enter into an express written amendment to this Lease memorializing such change. If Landlord moves Tenant to a Relocation Space within the Binney Building, this Lease and each and all of its terms, covenants and conditions shall remain in full force and effect and be deemed applicable to such new space, such new Relocation Space shall thereafter be deemed to be the “Premises,” and Landlord and Tenant shall use commercially reasonable efforts to enter into an express written amendment to this Lease memorializing such change and making all changes necessary to reflect the fact that the Premises will be located in the Binney Building, rather than the Bent Building. If Landlord moves Tenant to a Relocation Space in a building owned by an affiliate of Landlord, Landlord’s Affiliate and Tenant shall use commercially reasonable efforts to enter into a new lease (“Relocation Lease”) on substantially the same terms, covenants and conditions as those contained in this Lease. The term with respect to the Relocation Space, under an amendment to this Lease or the Relocation Lease, shall, at Tenant’s option, be extended such that the term with respect to the Relocation Space expires on the fifth (5th) annual anniversary of the Relocation Space commencement date. Commencing on the day Landlord (or Landlord’s Affiliate, as applicable) tenders possession of the Relocation Space to Tenant, Base Rent for the Relocation Space shall equal the then-current Base Rent per square foot of Rentable for the Premises under this Lease. In addition, Operating Expenses with respect to the Relocation Space shall not exceed the amount paid by Tenant for the then-current Operating Expenses with respect to the Premises paid by Tenant immediately prior to Tenant’s relocation to the Relocation Space (regardless of the actual Rentable Area of the Relocation Premises).

1.5. Following Tenant’s acceptance or deemed acceptance of a Relocation Notice, should Tenant refuse to permit Landlord to move Tenant to the Relocation Space at the end of the six (6) month period, Landlord shall have, in addition to all other rights and remedies allowed under this Lease, at law or in equity, the right to terminate this Lease and Landlord or Landlord’s Affiliate (as applicable) shall have the right to terminate any relocation lease or amendment (in each case, except for the provisions hereof that expressly survive such termination) upon providing written notice to Tenant (within ten (10) days after Tenant’s refusal or deemed refusal to permit Landlord to relocate Tenant) of Landlord’s termination of this Lease, which termination shall be effective on a date (a) to be specified by Landlord in the termination notice and (b) no later than twelve (12) months after Tenant’s receipt of such termination notice.

1.6. In the event Tenant timely rejects in writing a Relocation Notice (a “Relocation Rejection”), Landlord shall have, in addition to all other rights and remedies allowed under this Lease, at law or in equity, the right to terminate this Lease (except for the provisions hereof that expressly survive such termination) upon providing written notice to Tenant within ten (10) days after Landlord’s receipt of a Relocation Rejection (the “Relocation Termination Notice”). Tenant shall have thirty (30) days after receipt of such Relocation Termination Notice to provide Landlord with written notice setting forth the effective date of such termination, which shall be no earlier than the date that is six (6) months after the date of Tenant’s receipt of the Relocation Termination Notice and no later than the date that is twelve (12) months after Tenant’s receipt of the Relocation Termination Notice.

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. In the definitions below, each current Rentable Area (as defined below) is expressed in rentable square footage. Rentable Area and “Tenant’s Pro Rata Shares” are all subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Applicable Commencement Date)
Approximate Rentable Area of Phase 1 Premises	40, 676 square feet
Approximate Rentable Area of Phase 2 Premises	146 square feet
Approximate Rentable Area of Phase 3 Premises	5,596 square feet
Approximate Rentable Area of Premises (Phase 1 Premises, Phase 2 Premises and Phase 3 Premises)	46,418 square feet
Approximate Rentable Area of Bent Building	195,198 square feet

Definition or Provision	Means the Following (As of the Applicable Commencement Date)
Tenant’s Pro Rata Share of Bent Building from Phase1 Commencement Date to the day immediately prior to Phase 2 Commencement Date	20.84%
Tenant’s Pro Rata Share of Bent Building from Phase 2 Commencement Date to the day immediately prior to Phase 3 Commencement Date	20.91%
Tenant’s Pro Rata Share of Bent Building from and after Phase 3 Commencement Date	23.78%

2.3. Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Phase 1 Commencement Date:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Phase 1 Commencement Date – the day immediately prior to the Phase 2 Commencement Date	40,676	$56.00 annually	$189,821.33	$2,277,856.00	*
Phase 2 Commencement Date – the day immediately prior to the Phase 3 Commencement Date	40,822	$56.00 annually	$190,502.67	$2,286,032.00	*
Phase 3 Commencement Date – Month 12	46,418	$56.00 annually	$216,617.33	$2,599,408.00	*
Months 13 – 24	46,418	$57.68 annually	$223,115.85	$2,677,390.24
Months 25 – 36	46,418	$59.41 annually	$229,807.78	$2,757,693.38
Months 37 – 48	46,418	$61.19 annually	$236,693.12	$2,840,317.42
Months 49 – 60	46,418	$63.03 annually	$243,810.55	$2,925,726.54
Months 61 – 72	46,418	$64.92 annually	$251,121.38	$3,013,456.56
Months 73 – 84	46,418	$66.87 annually	$258,664.31	$3,103,971.66

* Note:         Amount is based on twelve (12) months.

2.4. Estimated Term Commencement Date:

(a) Estimated Phase 1 Commencement Date: April 1, 2013

(b) Estimated Phase 2 Commencement Date: September 1, 2013

(c) Estimated Phase 3 Commencement Date: February 28, 2014

2.5. Estimated Term Expiration Date: March 31, 2020

2.6. Security Deposit: Nine (9) months of average Base Rent (equal to Two Million One Hundred Two Thousand Nine Hundred Twenty-Four and 55/100 Dollars ($2,102,924.55)), subject to increase or decrease in accordance with the terms hereof.

2.7. Permitted Use:

(a) Permitted Use for Phase 1 Premises and Phase 2 Premises: Office, R&D and laboratory use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Buildings, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)

(b) Permitted Use for Phase 3 Premises: Office and storage use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Buildings, the Property, the Project, Landlord or Tenant, including Applicable Laws

2.8. Address for Rent Payment:	BMR-Rogers Street LLC

P.O. Box 511247

Los Angeles, California 90051-2997

2.9. Address for Notices to Landlord:	BMR-Rogers Street LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Vice President, Real Estate Counsel

2.10. Address for Notices to Tenant:

Until the Phase 1 Commencement Date:

Idenix Pharmaceuticals, Inc.

60 Hampshire Street

Cambridge, Massachusetts 02139

Attn: General Counsel

From and after the Phase 1 Commencement Date:

Idenix Pharmaceuticals, Inc.

320 Bent Street

Cambridge, Massachusetts 02142

Attn: General Counsel

2.11. Address for Invoices to Tenant:

Until the Phase 1 Commencement Date:

Idenix Pharmaceuticals, Inc.

60 Hampshire Street

Cambridge, Massachusetts 02139

Attn: Accounts Payable

From and after the Phase 1 Commencement Date:

Idenix Pharmaceuticals, Inc.

320 Bent Street

Cambridge, Massachusetts 02142

Attn: Accounts Payable

2.12. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Property
Exhibit B-1	Phase 1 Premises
Exhibit B-2	Phase 2 Premises and Phase 3 Premises
Exhibit C	Tenant Improvements
Exhibit D-1	Acknowledgement of Phase 1Commencement Date and Term Expiration Date
Exhibit D-2	Acknowledgement of Phase 2 Commencement Date
Exhibit D-3	Acknowledgement of Phase 3 Commencement Date
Exhibit E	Form of Additional TI Allowance Acceptance Letter
Exhibit F	Form of Letter of Credit
Exhibit G	Rules and Regulations
Exhibit H	Tenant’s Personal Property
Exhibit I	Form of Estoppel Certificate
Exhibit J	Base Building Systems Specifications

3. Term. The actual term of this Lease (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the actual Phase 1 Commencement Date (as defined in Article 4) for the Phase 1 Premises, shall commence on the actual Phase 2 Commencement Date (as defined in Article 4) for the Phase 2 Premises, and shall commence on the actual Phase 3 Commencement Date (as defined in Article 4) for the Phase 3 Premises and end on the date that is eighty-four (84) months after the actual Phase 1 Commencement Date (such date, the “Term Expiration Date”), subject to earlier termination of this Lease as provided herein.

4. Possession and Commencement Date.

4.1. Phase 1 Premises.

(a) Landlord shall use commercially reasonable efforts to tender possession of the Phase 1 Premises to Tenant on the Estimated Phase 1 Commencement Date, with the work (the “Tenant Improvements”) required of Landlord described on Exhibit C pertaining to the Phase 1 Premises Substantially Complete (as defined below). The parties acknowledge that the fit plans attached as Exhibit C hereto are in substantially final form, however, subject to Landlord’s review and approval, Tenant shall have up to thirty (30) days following the Execution Date to incorporate de minimis changes to Exhibit C that are consistent with and logical evolutions of Exhibit C attached hereto. All Tenant Improvement shall be completed by Landlord (and its agents) in a good and workmanlike manner in compliance with all Applicable Laws. Tenant agrees that in the event the Tenant Improvements are not Substantially Complete on or before the Estimated Phase 1 Commencement Date for any reason, then (a) this Lease shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, (c) the Term Expiration Date shall be extended accordingly and (d) Tenant shall not be responsible for the payment of any Base Rent or Tenant’s Share of Operating Expenses (as defined below) until the actual Phase 1 Commencement Date as described in Section 4.1(b) occurs. The term “Substantially Complete” or “Substantial Completion” means that (m) the Tenant Improvements are substantially complete in accordance with Exhibit C, except for minor punch list items approved by Tenant that will not materially adversely affect Tenant’s normal operations in the Phase 1 Premises and (n) Landlord has received a temporary certificate of occupancy for the Phase 1 Premises. Notwithstanding anything in this Lease to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined below) and Tenant Delay (as defined below). If Landlord has failed to Substantially Complete the Tenant Improvements on or before the Estimated Phase 1 Commencement Date, as such date may be equitability extended to reflect any delay as a result of Force Majeure (as defined below) and Tenant Delay (as defined below), (x) Landlord shall incur no penalties for the first thirty (30) days following the Estimated Phase 1 Commencement Date (the “Grace Period”), (y) Base Rent shall be abated one (1) day for each day that Landlord fails to Substantially Complete the Tenant Improvements for the sixty (60) day period immediately following the expiration of the Grace Period (the “Day-for-Day Penalty Period”); (z) Base Rent shall be abated two (2) days for each day that Landlord fails to Substantially Complete the Phase 1 Premises following the expiration of the Day-for-Day Penalty Period until the Phase 1 Premises are Substantially Complete. Notwithstanding the foregoing, in the event that the Phase 1 Premises are not Substantially Complete prior to the expiration of the one hundred twenty (120) day period following the Estimated Phase 1 Commencement Date, the Tenant shall have the option, at Tenant’s sole discretion, to terminate this Lease by providing Landlord with written notice and, thereafter, this Lease shall be null and void and neither Tenant nor Landlord shall have any further obligations hereunder.

As used herein, “Tenant Delay” shall mean and refer to: (i) Tenant’s failure to perform any of its obligations under this Section 4 within the time periods required hereunder; (ii) any delays due to any changes to the Tenant Improvements requested by Tenant; or (iii) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant which delays Landlord’s performance of the Tenant Improvements. In the event that Landlord receives a temporary certificate of occupancy for the Phase 1 Premises, Landlord shall subsequently obtain a permanent certificate of occupancy; provided, however, that receipt of such permanent certificate of occupancy shall not serve to extend the Phase 1 Commencement Date. Landlord agrees to give Tenant no less than ten (10) days’ advance notice of the expected date of Substantial Completion of the Tenant Improvements, and Landlord and Tenant, together with the architect of record, shall meet prior to each such date to develop a punch list of incomplete items. In the event of a dispute between Landlord and Tenant as to whether Substantial Completion has been achieved with respect to any Tenant Improvements, the determination of the architect of record shall be determinative.

(b) The “Phase 1 Commencement Date” shall be the later of (a) the Estimated Phase 1 Commencement Date and (b) the day Landlord tenders possession of the Phase 1 Premises to Tenant with the Tenant Improvements Substantially Complete. If possession is delayed by action of Tenant, then the Phase 1 Commencement Date shall be the date that the Phase 1 Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Phase 1 Commencement Date and the Term Expiration Date within ten (10) business days after Tenant takes occupancy of the Phase 1 Premises, in the form attached as Exhibit D-1 hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Phase 1 Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Phase 1 Premises required for the Permitted Use by Tenant shall not serve to extend the Phase 1 Commencement Date.

(c) In the event that Landlord permits (in Landlord’s sole and absolute discretion) Tenant to enter upon the Premises up to thirty (30) days prior to the Phase 1 Commencement Date for the purpose of installing improvements or the placement of personal property, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent or Tenant’s Share of Operating Expenses (as defined below); and provided, further, that if the Phase 1 Commencement Date is delayed due to such early access, then the Phase 1 Commencement Date shall be the date that the Phase 1 Commencement Date would have occurred but for such delay.

(d) Landlord shall cause the Tenant Improvements to be constructed in the Phase 1 Premises at a cost to Landlord not to exceed (a) Four Million Sixty-Seven Thousand Six Hundred and 00/100 Dollars ($4,067,600.00) (based upon One Hundred and 00/100 Dollars ($100.00) per square foot of Rentable Area (as defined below)) (the “Base TI Allowance”). Landlord shall also provide Tenant with an allowance in an amount not to exceed Four Thousand Sixty-Seven and 60/100 Dollars ($4,067.60) (based upon Zero and 10/100 Dollars ($0.10) per square foot of Rentable Area (as defined below)) to be used solely for initial architectural fit plans (the “Architectural Allowance”).

(e) To the extent that the total projected cost of the Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), for reasons other than Landlord’s delay or Landlord’s gross negligence, Tenant may request up to an additional Two Million Thirty-Three Eight Hundred and 00/100 Dollars ($2,033,800.00) (based upon Fifty Dollars ($50.00) per square foot of Rentable Area) (the “Additional TI Allowance”). Base Rent shall be increased to include the amount of the Additional TI Allowance disbursed by Landlord in accordance with this Lease amortized over the initial Term at a rate of eight percent (8%) annually. The amount by which Base Rent shall be increased shall be determined (and Base Rent shall be increased accordingly) as of the Phase 1 Commencement Date and, if such determination does not reflect use by Tenant of all of the TI Allowance, shall be determined again as of the TI Deadline (as defined in Section 4.1(g) below), with Tenant paying (on the next succeeding day that Base Rent is due under this Lease (the “TI True-Up Date”)) any underpayment of the further adjusted Base Rent for the period beginning on the Phase 1 Commencement Date and ending on the TI True-Up Date. Landlord shall not be obligated to expend any portion of the Additional TI Allowance until Landlord shall have received from Tenant a letter in the form attached as Exhibit E hereto executed by an authorized officer of Tenant.

(f) The Base TI Allowance, together with the Additional TI Allowance (if properly requested by Tenant pursuant to this Article), shall be referred to herein as the “TI Allowance.” The TI Allowance may be applied to the costs of (n) construction, (o) project management by Landlord (which fee shall equal three percent (3%) of the cost of the Tenant Improvements, including the Base TI Allowance and, if used by Tenant, the Additional TI Allowance), (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment (except as otherwise provided below), (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Notwithstanding anything set forth herein to the contrary, in the event that any portion of the Base TI Allowance remains unused on the costs set forth above, Tenant may use such unused Base TI Allowance, not to exceed ten percent (10%) of the total Base TI Allowance, towards the cost of data/telecom cabling, Signage (as defined below), furniture, fixtures and equipment and relocation costs.

(g) Tenant shall have four (4) months following the Phase 1 Commencement Date (the “TI Deadline”), to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire.

(h) In no event shall any unused Base TI Allowance, Architectural Allowance or Additional TI Allowance entitle Tenant to a credit against Rent payable under this Lease.

4.2. Tenant acknowledges and agrees that an air compressor (the “Air Compressor”) serving the Phase 1 Premises is located in the Phase 2 Premises. Tenant further acknowledges and agrees that the Phase 2 Premises are currently leased to another tenant (“Merck”) in the Bent Building, and that until the Phase 2 Commencement Date, the Premises cannot include the Phase 2 Premises. Landlord shall not be liable for demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments incurred by Tenant due to (a) Tenant’s inability to access the Air Compressor and (b) any interruption in service, lack of supply, stoppage or disconnection of the Air Compressor by Merck. In the event that Merck no longer permits the Air Compressor to remain in its current location, Landlord shall relocate the Air Compressor into Common Area at Landlord’s sole cost and expense within two (2) weeks. Landlord shall not be responsible for, and Tenant shall not hold Landlord liable for, any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments incurred by Tenant during or as a result of such relocation of the Air Compressor.

4.3. Phase 2 Premises.

(a) Subject to the existing rights of other tenants, Landlord shall use commercially reasonable efforts to tender possession of the Phase 2 Premises to Tenant on the Estimated Phase 2 Commencement Date. The “Phase 2 Commencement Date” shall be the day Landlord actually tenders possession of the Phase 2 Premises to Tenant. If possession is delayed by action of Tenant, then the Phase 2 Commencement Date shall be the date that the Phase 2 Commencement Date would have occurred but for such delay. Landlord shall not be required to provide a tenant improvement allowance with respect to the Phase 2 Premises. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Phase 2 Commencement Date within ten (10) business days after Tenant takes occupancy of the Phase 2 Premises, in the form attached as Exhibit D-2 hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Phase 2 Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Phase 2 Premises required for the Permitted Use by Tenant shall not serve to extend the Phase 2 Commencement Date.

4.4. Phase 3 Premises.

(a) Subject to the existing rights of other tenants, Landlord shall use commercially reasonable efforts to tender possession of the Phase 3 Premises to Tenant on the Estimated Phase 3 Commencement Date. Landlord and Tenant shall work together to determine the scope of work (the “Phase 3 Tenant Improvements”) required for the Phase 3 Premises. Landlord and Tenant shall enter into a written amendment to the Lease (the “Amendment”), which Amendment shall provide a written description of the Phase 3 Tenant Improvements. Landlord shall also provide to Tenant with a tenant improvement allowance not to exceed One Hundred and 00/100 Dollars ($100.00) per square foot of Rentable Area of Phase 3 Premises (which tenant improvement allowance shall be amortized over the remaining portion of the initial Term at a rate of eight percent (8%) annually).

(b) The “Phase 3 Commencement Date” shall be the later of (a) the Estimated Phase 3 Commencement Date and (b) the day Landlord tenders possession of the Phase 3 Premises to Tenant with the Phase 3 Tenant Improvements substantially complete in accordance with the Amendment; provided however, that the definition of “Substantially Complete” in the Amendment shall be the same, in all material respects, as the definition set forth in Section 4.1(b) of this Lease. If possession is delayed by action of Tenant, then the Phase 3 Commencement Date shall be the date that the Phase 3 Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Phase 3 Commencement Date within ten (10) business days after Tenant takes occupancy of the Phase 3 Premises, in the form attached as Exhibit D-3 hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Phase 3 Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Phase 3 Premises required for the Permitted Use by Tenant shall not serve to extend the Phase 3 Commencement Date.

5. Condition of Premises. Tenant acknowledges that, except as expressly provided in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Buildings or the Project, or with respect to the suitability of the Premises, the Buildings or the Project for the conduct of Tenant’s business; provided however, that all of the Premises shall be provided to Tenant broom clean and free of all tenancies and personal property (other than personal property placed on the Premises by Tenant or at the direction of Tenant). Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and, except as expressly provided in this Lease, agrees to take the same in its condition “as is” as of the Phase 1 Commencement Date (subject to Landlord’s obligation to complete punch-list items and correct any defects in the Tenant Improvements), the Phase 2 Commencement Date and the Phase 3 Commencement Date, respectively, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except with respect to the Tenant Improvements, Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance and Landlord’s maintenance obligations under Section 18.1. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Buildings and the Project were at such time in good, sanitary and satisfactory condition and repair.

6. Rentable Area.

6.1. The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect changes to the Premises, the Bent Building or the Bent Project, as applicable.

6.2. The Rentable Area of the Bent Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Bent Building and totaling the Rentable Area of all floors within the Bent Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Bent Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

6.3. The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Bent Building that is not then utilized or expected to be utilized as usable area, including that portion of the Bent Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

7. Rent.

7.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Phase 1 Commencement Date, the sums set forth in Section 2.3. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, each in advance on the first day of each and every calendar month during the Term.

7.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3. Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Phase 1 Commencement Date occurs on, or the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

8. Intentionally omitted.

9. Operating Expenses.

9.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions, including property tax costs consisting of real and personal property taxes and assessments (including amounts due under any improvement bond upon the Bent Building or the Bent Project (including the parcel or parcels of real property upon which the Bent Building and areas serving the Bent Building are located)) or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Bent Project; taxes based on the square footage of the Premises, the Bent Building or the Bent Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Bent Project or the parking facilities (including the Garage) serving the Bent Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Bent Project, or penalties and interest incurred by reason of Landlord’s failure to timely pay any taxes or other impositions of a Governmental Authority to the extent relating to a period in which Tenant was not in default under this Lease; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Bent Building and the Bent Project, including costs of repairs and replacements to improvements within the Bent Project as appropriate to maintain the Bent Project as required hereunder; costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection (including the costs related to the Trash Compactor (as defined in Section 13.9); cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas, including costs related to maintaining the Tunnel; maintenance of the roof; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Bent Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Bent Building or Bent Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Bent Project; accounting, legal and other professional fees and expenses incurred in connection with the Bent Project; costs of furniture, draperies, carpeting, landscaping, snow removal and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; capital expenditures incurred (i) in replacing obsolete equipment, (ii) for the primary purpose of reducing Operating Expenses or (iii) required by any Governmental Authority to comply with changes in Applicable Laws that take effect after the Execution Date or to ensure continued compliance with Applicable Laws in effect as of the Execution Date (collectively, “Permitted Capital Expenditures”), in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles, but in no event longer than seven (7) years; costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws); costs to keep the Bent Project in compliance with, or fees otherwise required under, any CC&Rs (as defined below); insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons to the extent they perform regular and recurring duties connected with the day-to-day operation and maintenance of the Bent Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas (including the Tunnel) including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow trucks and handymen.

(c) Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord (or which would have been reimbursable had Landlord carried the insurance required by this Lease); principal, interest and other expenses for loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); salaries of officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Subsection 9.1(b)); taxes that are excluded from Operating Expenses by the last sentence of Subsection 9.1(a); rent under any ground lease; capital expenditures other than Permitted Capital Expenditures; costs to rent equipment that, if purchased, would not constitute a Permitted Capital Expenditure; reserves; expenses for any item or service not provided to Tenant but provided to certain other tenant(s) in the Project; expenses for any item or service which Tenant pays directly to a third party or separately pays to Landlord; management fees (other than the Property Management Fee); costs incurred due to the gross negligence or willful misconduct of Landlord or its agents and employees; penalties, fines and other costs incurred due to violation of Applicable Laws by Landlord and any interest or penalties attributable to late payment by Landlord of any Operating Expenses; and costs and expenses of investigating, monitoring and remediating hazardous materials that (i) existed on the Property prior to the Execution Date, (ii) are caused by any other tenant of the Building(s), (iii) are located in the Common Areas, but only to the extent that Landlord, after employing reasonable efforts, cannot identify the responsible party or the responsible party is not Landlord or its agents, contractors or employees or a another tenant at the Project, (iv) are covered by Landlord’s environmental insurance for the Project (provided, however, that Landlord shall have the right to include any deductibles under such environmental insurance in Operating Expenses), or (v) are caused by Landlord’s gross negligence or willful misconduct. For the avoidance of doubt, because Tenant is responsible for all utilities and janitorial services for the Premises, Operating Expenses shall not include any utilities or janitorial services with respect to the Premises, but shall include utilities and janitorial services with respect to the Common Areas of the Bent Building and the Bent Project. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Share”).

9.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Share of Operating Expenses with respect to the Bent Building and the Bent Project, as applicable, for such month. Prior to each calendar year of the Term, Landlord shall furnish Tenant with an estimated summary for Operating Expenses with respect to the Bent Building and the Bent Project for the upcoming year, which shall include an estimate of Tenant’s Share of the same. Landlord may revise such estimate from time to time and shall give Tenant notice of the same.

(x) The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement (the “Statement”) showing in reasonable detail the actual Operating Expenses and Tenant’s Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within ten (10) days after Tenant’s receipt of the Statement. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said Statement with payment for the amount of such difference. Within forty-five (45) days after Tenant’s receipt of the Statement (and in no event more often than once in any one (1) year period), Tenant may review, at Tenant’s sole cost and expense, the books and records supporting the Statement in an office of Landlord or Landlord’s agent during normal business hours, upon giving Landlord ten (10) days’ advance written notice. If Tenant utilizes an independent accountant to perform such review, such accountant shall (i) be one of national standing, (ii) be reasonably acceptable to Landlord and (iii) not be compensated on a contingency basis. In the event that Tenant’s review of Landlord’s records indicate that Tenant has underpaid or overpaid Tenant’s Share of Operating Expenses, Tenant and Landlord shall make appropriate payments or credits as provided above. If Landlord and Tenant determine that Landlord overcharged Tenant for Operating Expenses for the calendar year in question by five percent (5%) or more, Landlord shall be required to reimburse Tenant for any reasonable third party audit costs incurred by Tenant.

(z) Any amount due under this Section for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

9.3. Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project.

9.4. Tenant shall not be responsible for Operating Expenses or the Property Management Fee (a) with respect to the Phase 1 Premises, attributable to the time period prior to the Phase 1 Commencement Date, (b) with respect to the Phase 2 Premises, attributable to the time period prior to the Phase 2 Commencement Date and (c) with respect to the Phase 3 Premises, attributable to the time period prior to the Phase 3 Commencement Date; provided, however, that if Landlord shall permit Tenant possession of any portion of the Premises prior to the applicable commencement date (other than for the purpose of installing improvements or the placement of personal property as set forth in Section 4), Tenant shall be responsible for Operating Expenses and the Property Management Fee from such earlier date of possession. Tenant’s responsibility for Tenant’s Share of Operating Expenses and the Property Management Fee shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises and (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

9.5. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.6. Within five (5) business days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease or that Tenant reasonably believes is the responsibility of Landlord pursuant to this Lease or Exhibit C.

9.7. In the event that the Bent Building is less than fully occupied, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Bent Building, as applicable, by dividing (a) the total cost of such variable Operating Expenses by (b) the Rentable Area of the Bent Building that is occupied, then multiplying (y) the resulting quotient by (z) ninety-five percent (95%) of the total Rentable Area of the Bent Building. Tenant shall pay Tenant’s Share of the product of (y) and (z), subject to adjustment as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

10. Taxes on Tenant’s Property.

10.1. Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

10.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Bent Building, the Bent Property or the Bent Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Bent Building, the Bent Property or the Bent Project, then Tenant shall, within ten (10) days after demand, repay to Landlord the taxes so paid by Landlord.

10.3. If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Bent Building are assessed, then the real property taxes and assessments levied against Landlord or the Bent Building, the Bent Property or the Bent Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Bent Project leased by other tenants at the Bent Project shall not be included in Operating Expenses. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether such Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11. Security Deposit.

11.1. Tenant shall deposit with Landlord the sum set forth in Section 2.6 (the “Security Deposit”) in accordance with the provisions of this Section, which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If Tenant is in monetary default or otherwise Defaults with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

11.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3. Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

11.4. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

11.5. Intentionally omitted.

11.6. If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.7. The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is ninety (90) days after the then-current Term Expiration Date, a letter of credit in the form of Exhibit F issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord agrees that, as of the Execution Date, Bank of America is an acceptable issuer of the L/C Security. Landlord and Tenant acknowledge that, as of the Execution Date, Hampshire Landlord holds Bank of America Letter of Credit No. 1437360 in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Hampshire L/C”) to secure Tenant’s obligations with respect to the Hampshire Lease. Tenant may satisfy the requirement of delivering the L/C Security under this Lease by, on or before the Execution Date, (i) delivering One Million Three Hundred Fifty-Two Thousand Nine Hundred Twenty-Four and 55/100 Dollars ($1,352,924.55), which amount represents the difference between the Security Deposit and the amount of the Hampshire L/C and (ii) adding Landlord as an additional beneficiary under the Hampshire L/C to secure Tenant’s obligations under this Lease. Subject to the two subsequent sentences, from and after the Execution Date, at no time shall the sum of the letter of credit security held by either Landlord or Hampshire Landlord be less than the full amount set forth in Section 2.6 above. Provided that Tenant is not in default, or has cured such default within ten (10) days after written notice from Landlord, with respect to any provisions of this Lease, then on the Clinical Trial Date (as defined below), then Tenant may reduce the Security deposit by Seven Hundred Thousand Nine Hundred Seventy-Four and 87/100 Dollars ($700,974.87) to a total Security Deposit amount of One Million Four Hundred One Thousand Nine Hundred Forty-Nine and 68/100 Dollars ($1,401,949.68). As used herein, the “Clinical Trial Date” means the date upon which Tenant receives authorization or approval to dose human subjects in clinical trials and provides Landlord notice of the same. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) either cash in the amount of the Security Deposit or substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then: (i) Landlord shall with reasonable diligence complete any necessary calculations; (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires; and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Except with respect to the initial letter of credit delivered prior to the Phase 1 Commencement Date, Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if: (i) an uncured Default (as defined below) exists; (ii) as of the date forty-five (45) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) ninety (90) days after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security; (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days; (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security; or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, (i) the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, (ii) Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous and (iii) should Tenant receive a determination from a court of competent jurisdiction that Landlord has made a wrongful draw, (A) Landlord shall pay Tenant interest upon the amount of such wrongful draw at the rate of twelve percent (12%) and (B) Tenant shall be entitled to recover its attorney’s fees in accordance with Section 41.4.

(e) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within ten (10) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

12. Use.

12.1. Tenant shall use the Premises for the purpose set forth in Section 2.7, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

12.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Buildings or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

12.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Buildings or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Buildings and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

12.6. No awnings or other projections shall be attached to any outside wall of the Bent Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) nor shall any bottles, parcels or other articles be placed on the windowsills. For the avoidance of doubt, it shall be unreasonable for Landlord to withhold its consent to any requested awnings, blinds, shades, screens or other window tinting or treatments if Tenant demonstrates to Landlord that such are necessary for Tenant to comply with Applicable Laws or are required to properly conduct Tenant’s business and operations on the Premises consistent with the Permitted Use; provided that any such awnings, blinds, shades, screens or other window tinting or treatments are of equal or greater quality than the Building Standard. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.

12.7. No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises visible from outside the Premises or the Buildings without Landlord’s prior written consent. Subject to such written consent and all Applicable Laws, Tenant may install Signage on the exterior face of the Building. Upon receiving Landlord’s consent for any such exterior Building Signage, Landlord shall cooperate and assist Tenant, at Tenant’s sole cost and expense, in securing the necessary permits to install such exterior Building Signage. Subject to Landlord’s written consent, Signage may include Tenant’s corporate logo, graphics and colors and shall otherwise conform to Landlord’s design criteria. For any Signage (excluding Building directory or entry Signage), Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage (excluding Building directory or entry Signage) upon the expiration or earlier termination of the Lease. Notwithstanding the foregoing, interior signs on entry doors to the Premises and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Landlord’s sole cost and expense, and shall be of a size, color and type and be located in a place acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. At Landlord’s option and upon Tenant’s prior approval (which shall not be unreasonably conditioned, delayed or withheld), Landlord may install any Tenant Signage, and except for Building directory or entry Signage, Tenant shall pay all costs associated with such installation within thirty (30) days after demand therefor.

12.8. Tenant shall only place equipment within the Premises with floor loading consistent with the Bent Building’s structural design without Landlord’s prior written approval, and such equipment shall be placed in a location designed to carry the weight of such equipment.

12.9. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Bent Project.

12.10. Tenant shall not knowingly (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment.

12.11. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising out of any such failure of the Premises to comply with the ADA. Notwithstanding the foregoing, and without limiting Tenant’s responsibilities under this Section, at the time of Landlord’s delivery of the Premises, all base building systems (including HVAC (as defined below), electrical, life safety and plumbing) shall be in good working condition, suitable for the Permitted Use, and in accordance with the base building systems specifications set forth on Exhibit J; the Common Area shall be ADA-compliant; and the Premises shall comply with the applicable building code. This Section (as well as any other provisions of this Lease dealing with indemnification of the Landlord Indemnitees by Tenant shall be deemed to be modified in each case by the insertion in the appropriate place of the following: “except as otherwise provided in Mass. G.L. Ter. Ed., C. 186, Section 15. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

12.12. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (the “MWRA”) and any other applicable Governmental Authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable Governmental Authority with respect to such chemical safety program and (b) this Section. Tenant shall obtain and maintain during the Term (m) any permit required by the MWRA (the “MWRA Permit”) and (n) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of the Acid Neutralization Tank (as defined in Section 16.11 below) in the Bent Building. Tenant shall not introduce anything into the Acid Neutralization Tank (x) in violation of the terms of the MWRA Permit, (y) in violation of Applicable Laws or (z) that would interfere with the proper functioning of the Acid Neutralization Tank. Landlord, at Tenant’s sole cost and expense, agrees to reasonably cooperate with Tenant in order to obtain the MWRA Permit and the wastewater treatment operator license. Tenant shall be solely responsible for any costs incurred pursuant to this Section.

13. Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.

13.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Areas in conjunction with Tenant’s use of the Premises for the Permitted Use, and such use of the Common Areas and Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit G, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall use reasonable efforts to uniformly enforce the Rules and Regulations against all occupants of the Project; provided, however, that Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations. In the event of a conflict between the Rules and Regulations and this Lease, the terms of this Lease shall control, otherwise the most stringent provision shall control.

13.2. This Lease is subject to any recorded covenants, conditions or restrictions on any portion of the Property or Project (the “CC&Rs”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder. Tenant shall comply with the CC&Rs.

13.3. Tenant shall have a non-exclusive, irrevocable license to use up to thirty-one (31) parking spaces within the parking facilities serving the Project, which parking facilities are located in the Garage, in common on an unreserved basis with other tenants of the Project, during the Term at a cost of Two-Hundred Sixty Dollars ($260) per parking space per month, which amount may be increased or decreased by Landlord from time to time upon forty-five (45) days’ prior written notice from Landlord to Tenant to reflect then-current market rent for comparable parking lots and garages in the East Cambridge submarket, and which Tenant shall pay as Additional Rent simultaneously with payments of Base Rent. Tenant may, upon sixty (60) days’ prior written notice to Landlord, choose to release its license to use any portion of Tenant’s parking spaces (the “Released Spaces”). In such event, Tenant shall not be obligated to pay any future parking fee for the Released Spaces, and Landlord, in its sole discretion, may grant use of the Released Spaces to a third party. Further, Tenant, upon sixty (60) days’ prior written notice to Landlord, may request that Landlord reinstate Tenant’s license to use the Released Spaces, and, in the event any Released Spaces are available, Landlord shall reinstate Tenant’s license to use such available Released Spaces and Tenant shall be obligated to pay the corresponding parking fee as set forth in this Section 13.3.

13.4. During the Term, Landlord shall provide Tenant with parking passes for use by standard size automobiles and sport utility vehicles in an amount equal to the number of parking spaces set forth and at the initial cost set forth in Section 13.3. To the extent applicable to Tenant’s use of the parking spaces, the provisions of this Lease shall apply, including the Rules and Regulations. Without limiting Landlord’s other remedies under this Lease, if Tenant shall fail to pay the amounts due for such parking spaces for more than thirty (30) days after notice of such failure more than once in any calendar year, then Landlord may terminate Tenant’s rights to such spaces immediately upon written notice by Landlord, and the fee for the parking spaces shall abate from and after the date of such termination.

13.5. Tenant, at its sole cost and expense, shall comply with the applicable terms and conditions set forth in that certain PTDM Ordinance – Final Amendment Decision, issued on May 24, 2002, by the City of Cambridge (as the same may be amended from time to time, the “PTDM Agreement”); provided that Landlord shall provide Tenant with a copy of any amendments to the PTDM Ordinance – Final Amendment Decision). Tenant acknowledges that it has received a copy of the PTDM Agreement. Tenant shall cooperate with Landlord as required for Landlord to fulfill its obligations under the PTDM Agreement. Landlord shall comply with the terms of the PTDM Agreement; provided that Landlord shall not be deemed to be responsible for any tenant’s (or any other Project occupant’s) compliance with the PTDM Agreement.

13.6. Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.7. Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located.

13.8. Subject to the terms of this Lease, including the Rules and Regulations, and the rights of other tenants of the Bent Building, Tenant shall have the non-exclusive right to access the freight loading dock and freight elevators twenty-four (24) hours a day, at no additional cost.

13.9. Subject to the terms of this Lease including the Rules and Regulations and the rights of other tenants of the Bent Building, Tenant shall have the non-exclusive right to use the trash compactor at the loading dock (the “Trash Compactor”) for disposal of non-Hazardous Materials and non-controlled substances twenty-four (24) hours a day.

14. Project Control by Landlord.

14.1. Landlord reserves full control over the Buildings and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Buildings to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Buildings separate from fee title to the Property; make additions to or reconstruct portions of the Buildings and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Buildings or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Buildings or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies and entrances; provided, however, that Landlord’s exercise of its rights under this Section shall not materially adversely affect the Permitted Use.

14.2. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Buildings is reserved to Landlord; provided, however, that Landlord’s exercise of its rights under this Section shall not materially adversely affect the Permitted Use.

14.3. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.

14.4. Landlord may, at any and all reasonable times during non-business hours (or during business hours, if (a) with respect to Subsections 14.4(u) through 14.4(y), Tenant so requests, and (b) with respect to Subsection 14.4(z), if Landlord so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (u) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (v) supply any service Landlord is required to provide hereunder, (w) alter, improve or repair any portion of the Buildings other than the Premises for which access to the Premises is reasonably necessary, (x) post notices of nonresponsibility, (y) access the telephone equipment, electrical substation and fire risers and (z) show the Premises to prospective purchasers or tenants during the final year of the Term. In connection with any such alteration, improvement or repair as described in Subsection 14.4(z), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Except if an emergency necessitates immediate access to the Premises, Landlord will provide the above-mentioned notice to Tenant and shall endeavor to coordinate access with Tenant and, if requested by Tenant, such access shall be in the presence of a representative of Tenant; provided such representative is available at the time Landlord intends to access the Premises as set forth in its notice. Landlord shall not be required to alter its entry schedule as a result of Tenant’s representative’s schedule.

15. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease.

16. Utilities and Services.

16.1. Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water systems and equipment), sewer, natural gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. Each floor of the Bent Building is sub-metered for electricity and there is a separate gas meter for the Generator (as defined below) serving the Premises. If any utility is not separately metered to Tenant, Tenant shall pay Tenant’s Share of all charges of such utility jointly metered with other premises as part of Tenant’s Share of Operating Expenses or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord for Tenant’s Share of such utilities to reflect such excess. In the event that the Bent Building is less than fully occupied, Tenant acknowledges that Landlord may extrapolate utility usage that vary depending on the occupancy of the Bent Building, by dividing (a) the total cost of utility usage by (b) the Rentable Area of the Bent Building that is occupied, then multiplying (y) the resulting quotient by (z) one hundred percent (100%) of the total Rentable Area of the Bent Building. Tenant shall pay Tenant’s Share of the product of (y) and (z), subject to adjustment based on actual usage as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of such utility costs. Tenant shall not be liable for the cost of utilities supplied to the (x) Phase 1 Premises attributable to the time period prior to the Phase 1 Commencement Date, (y) Phase 2 Premises attributable to the time period prior to the Phase 2 Commencement Date, (z) Phase 3 Premises attributable to the time period prior to the Phase 3 Commencement Date; provided, however, that, if Landlord shall permit Tenant possession of any Phase of the Premises prior to the applicable commencement date and Tenant uses such Phase of the Premises for any purpose other than placement of personal property as set forth in Section 4.3, then Tenant shall be responsible for the cost of utilities supplied to the Premises from such earlier date of possession.

16.2. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; act of terrorism; shortage of materials, which shortage is not unique to Landlord or Tenant, as the case may be; governmental regulation, moratorium or other governmental action, inaction or delay; or other causes beyond Landlord’s control (collectively, “Force Majeure”) or Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, (b)Tenant shall not be relieved from the operation of any covenant or agreement of this Lease, and (c) Landlord shall diligently use commercially reasonable efforts to restore such utility or service; provided, however, that if such failure to furnish any utility or service renders the Premises unusable by Tenant for the Permitted Use for a period longer than ten (10) consecutive days and such failure was caused by Landlord’s gross negligence, then Rent shall equitably abate for the period of time until such utility or service is restored to the point where Tenant may use the Premises for the Permitted Use.

16.3. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.4. Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Bent Building or the Bent Project as proportionately allocated to the Premises based upon Tenant’s Pro Rata Share of the Bent Building or Bent Project (as applicable) beyond the existing capacity of the Bent Building or the Bent Project (as applicable) as usually furnished or supplied for the use set forth in Section 2.7 or (b) exceed Tenant’s Pro Rata Share of the Bent Building’s or Bent Project’s (as applicable) capacity to provide such utilities or services.

16.5. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Bent Building or the Bent Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.6. Landlord shall provide water in Common Areas for lavatory and landscaping purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord determines that Tenant requires, uses or consumes water provided to the Common Areas for any purpose other than ordinary lavatory purposes, Landlord may install a water meter (“Tenant Water Meter”) and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of any Tenant Water Meter and the installation and maintenance thereof during the Term. If Landlord installs a Tenant Water Meter, Tenant shall pay for water consumed, as shown on such meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes stated in this Section shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such.

16.7. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure or Landlord’s negligence; a failure by a third party to deliver gas, oil or another suitable fuel supply; or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or Landlord’s negligence; provided that Landlord shall diligently use commercially reasonable efforts to restore such service.

16.8. A four hundred fifty (450) kilowatt back-up generator (the “Generator”) is connected to the Premises’ emergency electrical panel. Tenant shall be entitled to use the Generator on an exclusive basis. Tenant, at its sole cost and expense, shall maintain, repair and replace the Generator. Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. The provisions of Section 16.2 of this Lease shall apply to the Generator.

16.9. For the Premises, Landlord shall (a) maintain and operate the heating, ventilating and air conditioning systems used for the Permitted Use only (“HVAC”) which are located outside the Premises (while Tenant shall maintain the heating, ventilating and air conditioning systems located inside the Premises) and (b) subject to clause (a) above, furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services; provided that Landlord diligently endeavors to cure any such interruption or impairment.

16.10. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Buildings and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers and Tenant shall reimburse Landlord for all third-party costs to collect such utility usage information.

16.11. There currently exists a separate acid neutralization tank (the “Acid Neutralization Tank”) located in the basement of the Bent Building which is connected to the Premises. Tenant shall have the exclusive right to use the Acid Neutralization Tank in accordance with Applicable Laws and subject to Tenant obtaining the MWRA Permit described in Section 12.12. Tenant shall pay all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”). The operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank shall be the sole responsibility of Tenant. In the event the Acid Neutralization Tank is damaged or repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by Tenant, Tenant shall be responsible for the cost of any repairs or replacement required as a result of such improper use by Tenant. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any Governmental Authority caused by Tenant’s improper use of the Acid Neutralization Tank. Notwithstanding the foregoing, Landlord agrees that as of the Phase 1 Commencement Date, the Acid Neutralization Tank shall be in good working order and that Tenant shall not be responsible for any of Landlord’s costs associated with the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank, incurred by Landlord prior to the Phase 1 Commencement Date. Landlord shall not hold Tenant liable for any and all Claims resulting from the use of the Acid Neutralization Tank prior to the Phase 1 Commencement Date, except to the extent such Claims result from the actions of a Tenant Party.

16.12. Subject to the provisions of this Article 16, Landlord shall endeavor to provide elevator service twenty-four (24) hours a day, every day during the Term.

17. Alterations.

17.1. Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed Alteration affects (a) any structural portions of the Bent Building, including exterior walls, roof, foundation, foundation systems (including barriers and subslab systems), or core of the Bent Building, (b) the exterior of the Bent Building or (c) any Bent Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Bent Building’s structural system, modifications to the Bent Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Five Thousand Dollars ($5,000) in any one instance or Twenty-Five Thousand Dollars ($25,000) annually, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Building systems, (iii) affect the exterior of the Building, (iv) do not involve two (2) or more trades or applying for a permit from the applicable Governmental Authority(ies) or (v) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations.

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Bent Building or with other tenants’ components located within the Bent Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3. Tenant shall accomplish any work performed on the Premises or the Bent Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4. Any work performed on the Premises, the Bent Building or the Bent Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations (other than Cosmetic Alterations), Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises.

17.5. Before commencing any Alterations, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for such work.

17.6. Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.7.(a) The Premises shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease.

(b) Subject to Section 17.8, all Alterations, Signage, Tenant Improvements, attached equipment, decorations, fixtures, movable laboratory casework and related appliances, trade fixtures, additions and improvements attached to or built into the Premises, made by either of the Parties (including all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits), shall (unless, prior to such construction or installation, Landlord elects otherwise) become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof.

(c) Subject to Section 17.7(b) and except as to those items listed on Exhibit H attached hereto (which Exhibit H may be updated by Tenant from and after the Phase 1 Commencement Date, subject to Landlord’s prior written approval to such updates in accordance with the procedures set forth hereafter), and except for Tenant’s unattached furnishings or unattached laboratory and office equipment, all Tenant Improvements, all business and trade fixtures, machinery and equipment, built-in furniture and cabinets, together with all additions and accessories thereto, installed in and upon the Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. Following the Phase 1 Commencement Date and prior to the commencement of any work relating to any Alterations occurring thereafter, Tenant may update Exhibit H by submitting the updated Exhibit H to Landlord at least twenty (20) days prior to the installation at the Premises of any items requested to be included on Exhibit H by Tenant. Within twenty (20) days after Landlord’s receipt of Tenant’s updated Exhibit H, Landlord shall notify Tenant whether Landlord approves the updated Exhibit H. If Landlord fails to respond within such twenty (20) day period, Tenant shall provide a written reminder notice to Landlord. Landlord’s failure to respond to such reminder notice within ten (10) days after delivery of such reminder notice shall be deemed approval by Landlord of the updated Exhibit H as submitted to Landlord.

(d) Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

(e) If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (i) amounts due by Tenant to Landlord under this Lease and (ii) any expenses incident to the removal, storage and sale of such personal property.

17.8. In the event Tenant performs Alterations, Tenant shall reimburse Landlord for Landlord’s actual overhead and expenses for plan review, coordination, scheduling and supervision thereof; provided, however, that (a) with respect to Alterations valued at Twenty Thousand Dollars ($20,000.00) or less, such overhead and expenses shall not exceed Three Thousand Five Hundred Dollars ($3,500.00) for each set of plans submitted by Tenant to Landlord and (b) with respect to Alterations valued at greater than Twenty Thousand Dollars ($20,000.00), Landlord shall be entitled to all actual overhead and expenses for each set of plans submitted by Tenant to Landlord. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

17.9. Within sixty (60) days after final completion of any Alterations performed by Tenant with respect to the Premises, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Alterations performed by Tenant with respect to the Premises, together with supporting documentation reasonably acceptable to Landlord.

17.10. Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.11. Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and Lenders as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1. Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Bent Building and the Bent Project and the Garage, including roofing and covering materials; foundations; exterior walls; plumbing; fire sprinkler systems (if any); heating, ventilating, air conditioning systems (excluding those portions of the heating, ventilating, air conditioning systems located inside the Premises (including the variable air volume distribution and zone control), which shall be repaired and maintained by Tenant); elevators; and electrical systems installed or furnished by Landlord.

18.2. Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted, including the Generator, the Acid Neutralization Tank, and all laboratory systems, including the reverse osmosis, de-ionized and other treated water systems, vacuum, compressed air and laboratory gas. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted; and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring and equipment from the Premises, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than as described in Exhibit C.

18.3. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4. If any excavation shall be made upon land adjacent to or under the Buildings, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as such person shall deem necessary or desirable to preserve and protect the Buildings from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

18.5. This Article relates to repairs and maintenance arising in the ordinary course of operation of the Buildings and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.6. Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses.

19. Liens.

19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Buildings and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Buildings or the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.

19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Buildings or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Buildings or the Project.

20. Estoppel Certificate. Tenant shall, within ten (10) days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other form reasonably requested by a proposed Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon; provided, however, Tenant may correct any factually incorrect statements in such documents. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

21. Hazardous Materials.

21.1. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Buildings or the Project in violation of Applicable Laws by Tenant or Tenant’s employees, agents, contractors or invitees (each, a “Tenant Party”). If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder (other than if such contamination results from (i) migration of Hazardous Materials from outside the Premises not caused by a Tenant Party or (ii) to the extent such contamination is caused by Landlord’s gross negligence or willful misconduct) or (d) contamination of the Project occurs as a result of Hazardous Materials that are placed on or under or are released into the Project by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (w) diminution in value of the Project or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (y) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (z) sums paid in settlement of Claims that arise during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. Notwithstanding the foregoing, Landlord shall indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold the Tenant Parties harmless from and against any and all Claims resulting from the presence of Hazardous Materials at the Project in violation of Applicable Laws as of the Phase 1 Commencement Date, except to the extent placed at the Project by a Tenant Party.

21.2. Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws, (b) a list of any and all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of Applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on or about the Bent Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Bent Project for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents (l) no later than thirty (30) days prior to the initial occupancy of any portion of the Premises or the initial placement of equipment anywhere at the Project, (m) if there are any changes to the Hazardous Materials Documents, annually thereafter no later than December 31 of each year, and (n) thirty (30) days prior to the initiation by Tenant of any Alterations or changes in Tenant’s business that involve any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance.

21.3. Notwithstanding the provisions of Sections 21.1 21.2 or 21.9, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) Tenant or any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

21.4. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of this Lease.

21.5. If storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant’s responsibility for such tanks shall be as set forth in this Section.

21.6. Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

21.7. Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27 below.

21.8. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

21.9. Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Bent Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section 21.9 is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant requires additional fire control areas in the Bent Project in excess of New Tenant’s Pro Rata Share of the Bent Building, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Bent Building is not greater than New Tenant’s Pro Rata Share of the Bent Building.

22. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Buildings or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and that the Buildings and the Project will not be damaged by any exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree as follows:

22.1. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2. If the Bent Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that may go beyond the requirements of Applicable Laws.

22.3. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4. Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s construction of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall, subject to Landlord’s review and approval (which shall not be unreasonably withheld, conditioned or delayed), (a) use the Building’s exhaust system and (b) dilute any explosive gases emitted by Tenant into the Building’s exhaust system in accordance with Applicable Laws and customary safety practices. Tenant shall install additional equipment as Landlord requires from time to time under the preceding two sentences. Such installations shall constitute Alterations.

22.5. If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23. Insurance; Waiver of Subrogation.

23.1. Landlord shall maintain insurance for the Bent Building, the Bent Project and the Garage in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Bent Building.

23.2. In addition, Landlord shall carry commercial general liability insurance with a single limit of not less than One Million Dollars ($1,000,000) for death or bodily injury, or property damage with respect to the Bent Project and Garage.

23.3. Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Phase 1 Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) commercial general liability insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence for death or bodily injury and for property damage with respect to the Premises (including $100,000 fire legal liability (each loss)); and pollution and environmental liability insurance covering the environmental risks of Tenant’s business with limits of not less than Three Million Dollars ($3,000,000) per occurrence and not less than Five Million Dollars ($5,000,000) in the aggregate, with respect to environmental contamination and pollution of the Premises caused by Tenant.

23.4. The insurance required to be purchased and maintained by Tenant pursuant to this Lease (excluding pollution and environmental liability insurance) shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and MBA-Rogers Street and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds. Such insurance shall be with companies authorized to do business in the state in which the Project is located and having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given); provided, however, that if the insurer is unwilling to provide such notice, Tenant shall provide such notice to Owner in accordance with the foregoing requirements. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. In the event that Tenant’s policy is a “blanket policy”, such policy shall specifically provide that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

23.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.6. In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in a Building(s), any portion of the Property or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the Property if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage any portion of the Project.

23.7. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

23.8. Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Bent Project.

23.9. Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

24. Damage or Destruction.

24.1. In the event of a partial destruction of (a) the Premises, the (b) Common Areas of the Bent Building or the Project or (c) the Garage ((a), (b) and (c) collectively, the “Affected Areas”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (x) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty, (y) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense) and (z) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

24.2. In the event of any damage to or destruction of the Bent Building, the Bent Project or the Garage other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Bent Building, the Bent Project or the Garage, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair, reconstruct and restore the Bent Building, the Bent Project or the Garage, as applicable, then this Lease shall terminate as of the date of such damage or destruction.

24.3. Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Bent Building, the Bent Project or the Garage, as applicable.

24.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5. In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the proceeds of business interruption or loss of rental income insurance actually received by Tenant with respect to the Premises.

24.6. Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure or delays caused by a Tenant Party, then the time for Landlord to commence or complete repairs, reconstruction and restoration shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repairs, reconstruction and restoration, in which event this Lease shall automatically terminate.

24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repairs, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area portion of the Affected Areas. The repairs, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repairs, reconstruction and restoration of the Bent Building, the Bent Project and the Garage.

24.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor.

24.9. Landlord’s obligation, should it elect or be obligated to repair, reconstruct or restore, shall be limited to the Affected Areas. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired, reconstructed or restored in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease, and subject to the requirements of any Lender of Landlord.

24.10. In the event that (a) such restoration period is (i) reasonably expected to exceed fifteen (15) months from the date of Landlord’s notice in Section 24.3 or (ii) Landlord fails to restore the Premises or the portions of the Project serving the Premises within such fifteen (15) month period (other than due to Force Majeure (other than the event that caused the original casualty)), and (b) if Landlord shall not have otherwise exercised any right it has hereunder to terminate this Lease, Tenant shall have the right to terminate this Lease by written notice to Landlord. Furthermore, if Landlord shall advise Tenant that the restoration period is expected to be fifteen (15) months or less from the date of Landlord’s notice, and if Landlord shall fail to restore the Premises or the portions of the Project serving the Premises within such fifteen (15) month period (other than due to Force Majeure (other than that which caused the original casualty)), Tenant shall have the right to terminate this Lease by written notice to Landlord.

24.11. In the event this Lease is not terminated pursuant to this Article, subject to availability, Landlord shall use commercially reasonable efforts to make available to Tenant, until the Premises are restored such that they are reasonably suitable for the conduct of Tenant’s business for the Permitted Use, other space in the Building or in another building owned by Landlord or an affiliate of Landlord that is reasonably suitable for the conduct of Tenant’s business for the Permitted Use.

25. Eminent Domain.

25.1. In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2. In the event of a partial taking of (a) the Bent Building, the Bent Project or the Garage or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3. Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4. If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

26. Surrender.

26.1. At least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, evidencing that the Premises have been decommissioned in accordance with American National Standards Institute (“ANSI”) Publication Z9.11-2008 (entitled “Laboratory Decommissioning”) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards), and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2. No surrender of possession of any part of the Premises prior to the Term Expiration Date or earlier termination of this Lease shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3. The voluntary or other surrender of this Lease by Tenant prior to the Term Expiration Date or earlier termination of this Lease shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Buildings, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting a Building(s) or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building(s) or the Property and shall, at the option of the successor to Landlord’s interest in the Building(s) or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7 and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.2. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages.

27.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.4. The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

28. Indemnification and Exculpation.

28.1. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Buildings, the Property or the Project arising directly or indirectly out of a Tenant Party’s use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by Landlord’s negligence or willful misconduct.

28.2. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses caused by fire, electrical malfunction, gas explosion, water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time, and (b) damage to personal property or scientific research, including loss of records kept by Tenant within the Premises. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding anything in the foregoing or this Lease to the contrary, except (x) as otherwise provided herein, (y) as may be provided by Applicable Laws or (z) in the event of Tenant’s breach of Article 21 or Section 26.1, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising out of this Lease.

28.3. Neither Landlord nor Tenant shall be liable for any damages arising from any act, omission or neglect of any other tenant in the Buildings or the Project. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other third party.

28.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

28.5. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

29. Assignment or Subletting.

29.1. Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent. Notwithstanding the foregoing, Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part thereof to (a) any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (“Tenant’s Affiliate”), or (b) any entity that succeeds to Tenant’s interest in this Lease by reason of merger, sale or acquisition (whereby the sale or acquisition consists of all or substantially all of Tenant’s stock and assets), consolidation re-organization (“Tenant’s Successor”), provided that Tenant (m) shall notify Landlord in writing at least ten (10) days prior to the effectiveness of such Transfer to Tenant’s Affiliate or Tenant’s Successor (each an “Exempt Transfer”) (n) if Tenant ceases to exist as an ongoing business as a result of such Exempt Transfer, Tenant’s Successor must have a net worth equal to or greater than the net worth of Tenant as of the date immediately preceding such Transfer and (o) Tenant shall otherwise comply with the requirements of this Lease regarding such Transfer. For purposes of Exempt Transfer to Tenant’s Affiliate, “control” requires both (y) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (z) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord.

29.2. In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

29.3. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance) and (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

29.4. As conditions precedent to Tenant subleasing the Premises or to Landlord considering a request by Tenant to transfer its rights to or sharing of the Premises, Landlord may require any or all of the following:

(a) Tenant shall remain fully liable under this Lease during the unexpired Term;

(b) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(c) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request, which shall not exceed One Thousand Dollars ($1,000) per request;

(d) If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(e) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f) Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;

(g) Tenant shall not then be in default hereunder in any respect;

(h) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(i) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(k) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;

(l) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(m) A list of Hazardous Materials (as defined in Section 21.7), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

29.5. Any Transfer that is not in compliance with the provisions of this Article shall be void and shall, at the option of Landlord, terminate this Lease.

29.6. The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

29.7. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.8. Intentionally omitted.

29.9. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

30. Subordination and Attornment.

30.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against a Building(s) or any portion of the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

30.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a “Mortgagee”) so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

30.3. Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.

30.4. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

30.5. Upon request by Tenant and at Tenant’s sole cost, Landlord shall endeavor to provide a non-disturbance agreement from all future lenders and future ground lessors of any portion of the Project on a form to be reasonably agreed upon by Tenant and the applicable lenders and ground lessors.

31. Defaults and Remedies.

31.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of six percent (6%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

31.3. If Tenant fails to pay any sum of money required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of a Building(s) or the Project by any other tenant or with the efficient operation of a Building(s) or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant abandons the Premises (provided, however, that Tenant shall not be deemed to have abandoned the Premises until (i) Tenant discontinues all use of the Premises for a period exceeding thirty (30) days for reasons other than a casualty or taking and (ii) Landlord provides notice to Tenant that Landlord deems the Premises abandoned and Tenant fails to respond to such notice (and affirm that the Premises have not been abandoned) within ten (10) days after Tenant’s receipt of such notice);

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Subsections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than ten (10) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such ten (10) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than sixty (60) days after Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) A default exists under the Hampshire Lease or that certain Lease Termination Agreement with respect to the Hampshire Lease dated as of the Execution Date, by and between Landlord and Tenant, after the expiration of any applicable notice and cure periods;

(i) Tenant fails to deliver an estoppel certificate in accordance with Article 20; or

(j) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 31.5(c)(i) and 31.5(c)(ii), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Subsection 31.5(c)(iii), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.

31.6. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.7. If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.8. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.9. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver.

31.10. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

31.11. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.12. Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

31.13. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, a Building(s) or the Project and to any landlord of any lease of land upon or within which the Premises, a Building(s) or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building(s) or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

32.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33. Brokers.

33.1. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Richards Barry Joyce & Partners LLC (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

33.2. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

33.5. Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Broker, and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant harmless from any and all cost or liability resulting from Landlord’s breach of said representation and warranty.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Bent Building and the Bent Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Bent Building or the Bent Project.

35.2. Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee, member or agent of Landlord.

35.3. Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

36.2. The term “Tenant,” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38. Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure its business operations, research or financial condition that Tenant gives Landlord verbally, electronically or in writing, provided that at the time such information is delivered to Landlord, Tenant informs Landlord that such information is non-public and should be treated confidentially. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that, prior to disclosure, the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section. Landlord’s obligations under this paragraph shall not be applicable to information that is or becomes generally known to, or ascertainable by, the public or Landlord, other than as a result of an unauthorized disclosure by Landlord or by persons or entities to whom Landlord has made an unauthorized disclosure. Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction, but excluding special, punitive, exemplary or consequential damages. Notwithstanding the foregoing, Tenant may disclose this Lease and its terms to the extent necessary to comply with Tenant’s disclosure obligations under the Security Exchange Act of 1934, as amended (collectively, the “SEC”), or the applicable rules of any stock exchange or affiliated listing entity to which Tenant is bound.

39. Notices. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Rooftop Installation Area.

40.1. Tenant may use those portions of the Bent Building (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas and other equipment and appurtenances related to Tenant’s business, which may be installed by Tenant in the Rooftop Installation Area in a location to be agreed upon by Landlord and Tenant and in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

40.2. Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Bent Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

40.3. Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment caused by any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.

40.4. If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Bent Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Bent Building or the Bent Project that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Bent Building or the Bent Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

40.5. Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Bent Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

41. Miscellaneous.

41.1. Landlord reserves the right to change the name of the Buildings or the Project in its sole discretion.

41.2. To induce Landlord to enter into this Lease, Tenant agrees that in the event Tenant ceases to be subject to the reporting obligations of the SEC, it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent year-end financial statements reflecting Tenant’s current financial condition audited by a nationally recognized accounting firm, in which case such year-end financial statements shall be subject to the confidentiality requirements of Article 38. Tenant shall, within one hundred twenty (120) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s year-end financial statements for the previous year audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. For the avoidance of doubt, Tenant shall have no obligations to Landlord pursuant to this Section during the period of time when Tenant is subject to the reporting obligations of the SEC and Tenant is in compliance with such reporting obligations.

41.3. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” shall mean “‘include,’ etc., without limitation.” The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

41.4. If either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith.

41.5. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

41.6. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

41.7. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

41.8. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

41.9. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

41.10. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

41.11. Landlord shall, upon Tenant’s request, execute and deliver to Tenant a mutually agreeable short form or memorandum of this Lease (the “Memorandum of Lease”). Neither party shall record this Lease. Tenant shall be responsible for the cost of recording any Memorandum of Lease, including any transfer or other taxes incurred in connection with such recordation. Upon termination of this Lease, Tenant, at its sole cost and expense, shall record a discharge or termination of any previously recorded Memorandum of Lease.

41.12. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

41.13. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

41.14. This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

41.15. Tenant guarantees, warrants and represents that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

41.16. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

41.17. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

41.18. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

41.19. Except for (a) damages incurred by Landlord in connection with Tenant’s holdover after the expiration of the Term, (b) damages incurred by Landlord in connection with hazardous materials and (c) Tenant’s indemnification obligations in connection with hazardous materials, neither party shall be liable to the other for lost profits, damage to business, or any other form of special, indirect or consequential damages.

42. Option to Extend Term. Tenant shall have the option (“Option”) to extend the Term by five (5) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as this Lease, except as follows:

42.1. Base Rent at the commencement of the Option term shall equal the then-current fair market value for comparable office and laboratory space in the East Cambridge submarket of comparable age, quality, level of finish and proximity to amenities and public transit (“FMV”), and shall be further increased on each annual anniversary of the Option term commencement date by three percent (3%). Tenant may, no more than twelve (12) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Bent Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the East Cambridge laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the American Arbitration Association or any successor organization thereto (the “AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the East Cambridge submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term. If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

42.2. The Option is not assignable separate and apart from this Lease.

42.3. The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

42.4. Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after any Default as described in Article 31 of the Lease (provided, however, that, for purposes of this Subsection 42.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has defaulted in the performance of its obligations under this Lease two (2) or more times and a service or late charge has become payable under Section 31.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

42.5. The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42.6. All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted in the performance of its monetary or other material obligations under this Lease two (2) or more times, has received notification of such defaults and a service or late charge under Section 31.1 has become payable for any such default, whether or not Tenant has cured such defaults.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:	/s/ Robert Sistek
Name:	Robert Sistek
Title:	Vice President

TENANT:

IDENIX PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Ronald C. Renaud, Jr.
Name:	Ronald C. Renaud, Jr.
Title:	CEO and President